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                                                                       Exhibit 5

                     [Commercial Intertech Corp. Letterhead]


                                December 1, 1997


Commercial Intertech Corp.
1775 Logan Avenue
Youngstown, OH  44505

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     I acted as general counsel for Commercial Intertech Corp., an Ohio corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 150,000 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock").

     In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Articles of Incorporation, as amended, of the Company, (c) the Code of Regulations, as amended, of the Company, (d) resolutions adopted by the Board of Directors of the Company, and (e) the Company's Non-Employee Directors' Performance Share Plan (the "Plan").

     In connection with this opinion, I have assumed the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is my opinion that the up to 150,000 shares of Common Stock covered by the Registration Statement, to the extent issued by the Company after the date hereof, when issued and sold by the Company and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.



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Commercial Intertech Corp.
December 1, 1997
Page -14-

     My opinion expressed above is limited to the laws of the State of Ohio, and I do not express any opinion herein concerning any other laws. This opinion is solely for the information of the addressee hereof and is not to be quoted in full or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person without my prior written consent. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

     I hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement.

                                          Very truly yours,



                                          /s/ Gilbert M. Manchester

























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